Exhibit 99.1
Health Fitness Corporation Announces Reverse Stock Split to Gain AMEX Listing
Minneapolis (September 24, 2008) – Health Fitness Corporation (OTC BB: HFIT), a leading provider of integrated employee health and productivity management solutions, today announced its board of directors has approved a one-for-two reverse stock split in order to qualify for listing on the American Stock Exchange (AMEX).
The Listing Qualifications Panel of the AMEX Committee on Securities (the “Panel”) has conditionally approved Health Fitness for listing pursuant to its Alternative Listing Standards, provided the company meets the $2.00 share price requirement for these Standards. The company expects to satisfy this requirement as a result of the reverse split.
“Listing on the AMEX is an important step toward improving trading stability and liquidity of our common stock,” said Health Fitness Board Chairman Mark Sheffert. “Being listed on the AMEX will increase the company’s exposure to a wider audience of institutional investors and ultimately enhance shareholder value.”
The Panel’s decision to conditionally approve Health Fitness for listing under the Alternative versus its Initial Listing Standards was made as a result of the company not meeting the Initial Listing Standards 1 and 2 due to share price; Standard 3 due to share price and market capitalization; and all the requirements of Standard 4. In making its decision to conditionally approve the company under the Alternative Listing Standards the Panel cited “Health Fitness’ long history of profitable operation, its market leading position in the corporate health and fitness management industry, and its current strategies for growth and improved financial performance” as mitigating factors warranting listing pursuant to the Alternative Listing Standards. The final AMEX listing approval is contingent upon sustaining compliance with the Alternative Listing Standards, or the Initial Listing Standards, for a period of up to ten days following the effective date of the reverse split.
The record and effective date for the reverse split will be October 6, and trading on the AMEX will commence when the appropriate listing procedures have been completed by the Listing Qualifications Department of the AMEX. After the reverse split, Health Fitness will have approximately 9.6 million shares outstanding and authorized shares of 25 million. Wells Fargo Shareowner Services will serve as the company’s exchange agent in connection with this reverse split, and cash will be paid in lieu of any fractional shares resulting from the reverse split.

About HealthFitness Corporation
HealthFitness is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HealthFitness partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HealthFitness serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HealthFitness provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HealthFitness employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, that listing on the AMEX is an important step toward improving trading stability and liquidity of the company’s common stock, that being listed on the AMEX will increase the company’s exposure to a wider audience of institutional investors and ultimately enhance shareholder value, that the company expects to satisfy the $2.00 share price requirement as a result of the reverse split, and that trading on the AMEX will commence when the appropriate listing procedures have been completed by the Listing Qualifications Department of the AMEX, are forward-looking statements. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the maintenance of a minimum trading price of our common stock, the company’s ability to comply with the listing procedures and requirements to be admitted on AMEX, the approval by AMEX of the company’s listing application, the creation of an active trading market for our stock on AMEX, the company’s ability to attract institutional and other new investors, the company’s performance, our inability to deliver the health management services demanded by major corporations and other clients, the level of demand for our services, customer acceptance of higher service pricing, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, our ability to limit and manage expenses, continued delays in obtaining new commitments and implementing services, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2007 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
CONTACTS
Wes Winnekins, CFO
Health Fitness Corporation
(952) 897-5275